     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                                 74-1787539
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                             ----------------------

                              CCCI CAPITAL TRUST I
                              CCCI CAPITAL TRUST II
                             CCCI CAPITAL TRUST III
             (Exact name of registrant as specified in its charter)

        DELAWARE                                                  74-6456072
(State or other jurisdiction of                                   74-6456074
incorporation or organization)                                    74-6456077
                                                              (I.R.S. Employer
                                                             Identification No.)

                             ----------------------


             200 CONCORD PLAZA, SUITE 600                                        L. LOWRY MAYS
               SAN ANTONIO, TEXAS 78216                                CLEAR CHANNEL COMMUNICATIONS, INC.
                    (210) 822-2828                                         200 CONCORD PLAZA, SUITE 600
  (Address, including zip code, and telephone number,                        SAN ANTONIO, TEXAS 78216
       Including area code, of registrant's principal                              (210) 822-2828
                  executive offices)                            (Name, address, including zip code, and telephone number
                                                                       Including area code, of agent for service)

                             ----------------------

                                   COPIES TO:

                             STEPHEN C. MOUNT, ESQ.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             1500 NationsBank Plaza
                               300 Convent Street
                            San Antonio, Texas 78205
                                 (210) 281-7000
                              (210) 224-2035 (fax)

                             ----------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
                                                  -----------

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----------

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                             ----------------------



                                                   CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                         PROPOSED                PROPOSED
TITLE OF EACH CLASS OF                              AMOUNT TO BE      MAXIMUM OFFERING         MAXIMUM AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED                          REGISTERED        PRICE PER UNIT(1)      OFFERING PRICE(1)(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Debt securities and junior subordinated
debt securities of Clear Channel
Communications, Inc.(4)(7)......................
Preferred Stock of Clear Channel(5)(7)..........
Common Stock of Clear Channel(6)(7).............
Warrants of Clear Channel(8)....................         (3)                (3)                   (3)                (3)
Preferred Securities of CCCI Capital
Trust I, CCCI Capital Trust II, and CCCI
Capital Trust III (collectively, the
Clear Channel Trusts")(9).......................
Guarantees of Preferred Securities of
the Clear Channel Trusts by Clear
Channel(10).....................................
Stock Purchase Contracts(11)....................
Stock Purchase Units(12)........................
-----------------------------------------------------------------------------------------------------------------------------------
     Total......................................    $1,607,389,875         100%           $1,607,389,875      $446,854 (13)
===================================================================================================================================

(1) The proposed maximum offering price per unit will be determined from time to time by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(3)    Not applicable pursuant to General Instruction II.D. of Form S-3.

(4) Subject to note (13) below, there is being registered hereunder an indeterminate principal amount of debt securities or junior subordinated debt securities of Clear Channel as may be sold, from time to time. If any debt securities or junior subordinated debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $2,000,000,000.

(5) Subject to note (13) below, there is being registered hereunder an indeterminate number of shares of preferred stock of Clear Channel as may be sold from time to time.

(6) Subject to note (13) below, there is being registered hereunder an indeterminate number of shares of common stock of Clear Channel as may be sold from time to time.

(7) Subject to note (13) below, there is being registered hereunder an indeterminate principal amount of debt securities and junior subordinated debt securities, and an indeterminate number of shares of preferred stock and common stock of Clear Channel, as shall be issuable upon conversion or redemption, or upon the exercise of warrants of Clear Channel registered hereunder of debt securities or junior subordinated debt securities, preferred stock or common stock of Clear Channel or preferred securities of the Clear Channel Trusts, as the case may be, registered hereunder.

(8) Subject to note (13) below, there is being registered hereunder an indeterminate amount and number of warrants of Clear Channel, representing rights to purchase certain of the debt securities, junior subordinated debt securities, preferred stock or common stock of Clear Channel registered hereunder.

(9) Subject to note (13) below, there is being registered hereunder an indeterminate amount and number of preferred securities as may be sold from time to time.

(10) No separate consideration will be received for the guarantees of the preferred securities. The guarantees include the right of holders of preferred securities under the guarantees and certain back-up undertakings, as described in the registration statement.

(11) Subject to note (13) below, there is being registered hereunder an indeterminate amount and number of stock purchase contracts, representing rights (and obligations) to purchase common stock or preferred stock.

(12) Subject to note (13) below, there is being registered hereunder an indeterminate amount and number of stock purchase units, representing ownership of stock purchase contracts and debt securities or junior subordinated debt securities or U.S. Treasury Securities.

(13) In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $2,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. In accordance with Rule 429 under the Securities Exchange Act of 1933, the prospectus included herein is a combined prospectus which also relates to Clear Channel's registration statement on Form S-3, File No. 333-51957, filed on May 6, 1998. This registration statement is a new registration statement and constitutes the first post-effective amendment to Clear Channel's May 6, 1998 registration statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8-A of the Securities Act of 1933. The amount of securities eligible to be sold under the May 5, 1998 registration statement ($392,610,125 on April 8, 1999) shall be carried forward to this registration statement. The amount of the filing fee associated with such securities that was previously paid with the May 6, 1998 registration statement is $115,820. The aggregate amount of common stock of Clear Channel registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may not be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                                           Subject To Completion
PROSPECTUS                                                        April 12, 1999

                                 $2,000,000,000

                       CLEAR CHANNEL COMMUNICATIONS, INC.

                              CCCI CAPITAL TRUST I
                              CCCI CAPITAL TRUST II
                             CCCI CAPITAL TRUST III

         We will offer and sell, from time to time, in one or more offerings, the debt and equity securities described in this prospectus. The total offering price of these securities, in the aggregate, will not exceed $2.0 billion. We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

CLEAR CHANNEL COMMUNICATIONS, INC.

         We will offer and sell, from time to time, in one or more offerings:

         o        common stock

         o        debt securities

         o        junior subordinated debt securities

         o        preferred stock

         o        warrants

         o        stock purchase contracts

         o        stock purchase units

         o        guarantees

         The stock purchase contracts will require a purchaser to buy a specific amount of common stock or preferred stock, and they will obligate Clear Channel to pay the purchasers specific fees. The stock purchase units will include these stock purchase contracts and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by CCCI Capital Trusts I, II and III. The guarantees will be full, unconditional guarantees of the Clear Channel Trusts' obligation to distribute specific amounts of cash to the holders of Clear Channel Trust preferred securities.

THE CLEAR CHANNEL TRUSTS

         The CCCI Capital Trusts I, II and III are each Delaware business trusts that will offer and sell preferred securities, from time to time in one or more offerings. Each Clear Channel Trust will use all of the proceeds from the sale of its preferred securities to buy junior subordinated debt securities of Clear Channel. The Clear Channel Trusts will receive cash payments from the junior subordinated debt securities, and each trust will distribute these payments to the holders of its preferred and common securities. Clear Channel will own all of the common securities of the Clear Channel Trusts.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 6.


                The date of this prospectus is      , 1999.

                                EXPLANATORY NOTE

         When we refer to Clear Channel in this prospectus, we are referring to Clear Channel Communications, Inc. When we refer to the Clear Channel Trusts in this prospectus, we are referring to the CCCI Capital Trusts. When the word "we" "our" or "us" is used in this prospectus, we are referring to both Clear Channel and the Clear Channel Trusts together.


                       WHERE YOU CAN FIND MORE INFORMATION

         Clear Channel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Clear Channel files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Clear Channel's filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy Clear Channel's reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock is listed.

         We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

         The SEC allows us to "incorporate by reference" into this document the information Clear Channel filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

         We incorporate by reference the documents listed below:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         2. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999 and Form 8-K/A filed April 12, 1999.

         3. Current Report on Form 8-K filed October 9, 1998.

         4. Current Report on Form 8-K filed July 10, 1998, as amended by Form 8-K/A filed September 4, 1998, Form 8-K/A filed January 14, 1999 and Form 8-K/A filed February 23, 1999.

         5. Current Report on Form 8-K filed March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999.

         6. Current Report on Form 8-K filed December 22, 1997, as amended by Form 8-K/A filed February 23, 1999.

         7. Current Report on Form 8-K filed April 17, 1997.

         We also incorporate by reference all future filings we make with the SEC between the date of this document and the date upon which we sell all the securities we offer with this document.

         You may obtain copies of filings referred to above at no cost by contacting us at the following address: Corporate Secretary, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $2.0 billion.

         This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         This prospectus does not contain separate financial statements for the Clear Channel Trusts. We do not believe these financial statements would be useful since each trust is a direct or indirect wholly-owned subsidiary of Clear Channel, and we file consolidated financial information under the Exchange Act. The Clear Channel Trusts will not have any independent function other than to issue common and preferred securities and to purchase junior subordinated debt securities of Clear Channel. Clear Channel will provide a full, unconditional guarantee of each trust's obligations under their respective common and preferred securities.

         You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information.


                       CLEAR CHANNEL COMMUNICATIONS, INC.

         Clear Channel is a diversified media company with two business segments: broadcasting and outdoor advertising. Clear Channel was incorporated in Texas in 1974. As of December 31, 1998, it owned, programmed, or sold airtime for 204 domestic radio stations, two international radio stations and 18 domestic television stations and it was one of the world's largest outdoor advertising companies based on total advertising display inventory of 89,008 domestic display faces and 213,566 international display faces. In addition, Clear Channel owns the following interests in other radio broadcasting companies:

     o a 50% equity interest in the Australian Radio Network Pty. Ltd., which operates radio stations in Australia;

     o a one-third equity interest in New Zealand Radio Network which operates radio stations in New Zealand;

     o a 28.7% non-voting equity interest in Heftel Broadcasting Corporation (Nasdaq: HBCCA), a Spanish-language broadcaster which operates radio stations in domestic markets;

     o a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico owning or programming through affiliations 164 radio stations serving 72 markets in Mexico; and

     o a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic.

         During 1998, Clear Channel derived approximately 48% of its net revenue from broadcasting operations and approximately 52% from outdoor advertising operations.

         Clear Channel's principal executive offices are located at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.


                               RECENT DEVELOPMENTS

         On October 8, 1998, Clear Channel entered into an agreement with Jacor Communications, Inc. to combine the two companies by merging Jacor with and into one of Clear Channel's wholly-owned subsidiaries. As of October 7, 1998, Jacor was the nation's second largest radio group in terms of number of radio stations, and the third largest radio group as measured by revenue. Jacor was also a leading provider of syndicated radio programming. As of October 7, 1998, Jacor owned, operated, represented or had entered into agreements to acquire 230 radio stations and one television station in 55 domestic markets. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, including Rush Limbaugh, The Dr. Laura Schlessinger Show and Dr.
Dean Edell, the top three rated radio programs in the country.

         Clear Channel structured the merger as a stock-for-stock transaction whereby each share of Jacor common stock will convert into a number of shares of Clear Channel common stock. The exchange ratio will be determined by a formula based upon the average closing price of Clear Channel common stock during the 25 trading days ending two days prior to the closing of the merger. Assuming an exchange ratio of 1.228 and assuming that no additional shares of Jacor common stock are issued before the completion of the merger, Clear Channel will issue approximately 63.3 million shares of its common stock in the merger to Jacor stockholders and, following the merger, the Jacor stockholders will own approximately 19.2% of Clear Channel's outstanding common stock. In addition, at debt levels as of December 31, 1998, Clear Channel will assume approximately $1.29 billion of Jacor's long-term debt, as well as Jacor's Liquid Yield Option Notes having an accreted value of approximately $306 million.

         On March 26, 1999, the shareholders of Clear Channel and Jacor approved the merger. However, numerous other conditions must be satisfied before the completion of the merger, including the receipt of regulatory approvals and the completion of a review of the merger by the federal and state antitrust authorities. Clear Channel intends to account for the merger as a purchase.

                            THE CLEAR CHANNEL TRUSTS

         Each Clear Channel Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by Clear Channel, as depositor for the Clear Channel Trust, and the trustees of the trust, and the filing of a certificate of trust with the Delaware Secretary of State. The declarations of trust will be amended and restated in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and will be qualified as indentures under the Trust Indenture Act of 1939. Unless the accompanying prospectus supplement provides otherwise, each Clear Channel Trust exists for the sole purposes of

         o   issuing its preferred securities,

         o investing the gross proceeds of the sale of its preferred securities in junior subordinated debt securities of Clear Channel, and

         o engaging in only those other activities necessary or incidental thereto.

         All of each Clear Channel Trusts' common securities will be owned by Clear Channel. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, upon the occurrence and continuance of an event of default under the applicable amended and restated declaration of trust, the rights of the holders of the applicable common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable preferred securities. Clear Channel will acquire common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each Clear Channel Trust.

         Each Clear Channel Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable amended and restated declaration of trust. Each Clear Channel Trust's business and affairs will be conducted by the trustees. Clear Channel will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Clear Channel Trust. The duties and obligations of the trustees will be governed by the amended and restated declaration of trust of each Clear Channel Trust. At least one of the trustees of each Clear Channel Trust will be a person who is an employee or officer of or who is affiliated with Clear Channel. One trustee of each Clear Channel Trust will be a financial institution that is not affiliated with Clear Channel, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Clear Channel Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. Clear Channel will pay all fees and expenses related to each Clear Channel Trust and the offering of the preferred securities. Unless otherwise set forth in a prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York (Delaware). The office of the Delaware trustee in the State of Delaware is 100 White Clay Center, Newark, Delaware 19711. The principal place of business of each Clear Channel Trust is c/o Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216, telephone: (210) 822-2828.

                 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

         The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Clear Channel.

                            Years ended December 31,



          1998                    1997                    1996                   1995                   1994
          ----                    ----                    ----                   ----                   ----

          1.83                    2.32                    3.63                   3.32                   5.54

         The ratio of earnings to combined fixed charges and preferred stock dividends has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income or loss of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. Clear Channel had no preferred stock outstanding and paid no cash dividends for any period presented.

                                 USE OF PROCEEDS

         Unless indicated otherwise in a prospectus supplement, Clear Channel expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the accompanying prospectus supplement, each Clear Channel Trust will use all proceeds received from the sale of its preferred securities to purchase junior subordinated debt securities of Clear Channel.

                            HOLDING COMPANY STRUCTURE

         Clear Channel is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. Clear Channel's rights and the rights of its creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which Clear Channel owns an equity interest will be subject to prior claims of the person's creditors upon the person's liquidation or reorganization. However, Clear Channel may itself be a creditor with recognized claims against this person, but claims of Clear Channel would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by Clear Channel. Accordingly, the holder of debt securities or junior subordinated debt securities may be deemed to be effectively subordinated to those claims.

               GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

         Clear Channel may offer shares of common stock or preferred stock, debt securities, junior subordinated debt securities, warrants, stock purchase contracts, stock purchase units, or any combination of them either individually or as units consisting of one or more securities under this prospectus. Each Clear Channel Trust may offer preferred securities under this prospectus.

         THE SECURITIES TO BE OFFERED MAY INVOLVE A HIGH DEGREE OF RISK. THE RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO THE SECURITY. IN ADDITION, THE RISK FACTORS, IF ANY, RELATING TO CLEAR CHANNEL'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

             DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

         The following description of Clear Channel's senior and subordinated debt securities summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to the series. In this prospectus, "debt securities" will be used to refer to senior and subordinated debt securities, but not to junior subordinated debt securities.

         Clear Channel may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Clear Channel and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Clear Channel may issue its subordinated debt securities from time to time, in one or more series under a subordinated indenture, between Clear Channel and The Bank of New York, as subordinated trustee, or another subordinated trustee named in a prospectus supplement. The form of subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the subordinated indenture are called the indentures, and together the senior trustee and the subordinated trustee are called the debt trustees. None of the indentures will limit the amount of debt securities that may be issued. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Clear Channel and may be payable in any currency or currency unit designated by it or in amounts determined by reference to an index.

GENERAL

         The senior debt securities will be unsecured and will rank equally with Clear Channel's other unsecured and unsubordinated debt, unless Clear Channel is required to secure the senior debt securities as described below under "-- Senior Debt Securities." Clear Channel's obligations under any subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Clear Channel will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of sale.

         Clear Channel may issue its debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. We will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in the related prospectus supplement.

         You should refer to the prospectus supplement for the following terms of the debt securities offered hereby:

         o the designation, aggregate principal amount and authorized denominations of the debt securities;

         o the percentage of the principal amount at which Clear Channel will issue the debt securities;

         o     the date or dates on which the debt securities will mature;

         o the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

         o the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

         o the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

         o the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

         o if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

         o if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

         o the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

         o the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

         o     information with respect to book-entry procedures, if any;

         o a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

         o any other specific terms of the debt securities not inconsistent with the applicable indenture.

         If Clear Channel sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

         Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

         Unless specified otherwise in a prospectus supplement, Clear Channel will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

         Clear Channel's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any of Clear Channel subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Clear Channel's claims as a creditor of the subsidiary may be recognized. Clear Channel's operations are conducted through its subsidiaries and, therefore, Clear Channel is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Clear Channel's subsidiaries.

GLOBAL SECURITIES

         Clear Channel may issue debt securities of a series in whole or in part in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

         The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Clear Channel if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by

         o the applicable depositary or its nominee, with respect to interests of participants, and

         o the records of participants, with respect to interests of persons other than participants.

         The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

         So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will

         o not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

         o not receive or be entitled to receive physical delivery of any debt security of that series in definitive form;

         o not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

         Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Clear Channel, the applicable debt trustee for the debt securities, any Paying Agent, nor the Security Registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         Clear Channel expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Clear Channel also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

         If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Clear Channel within 90 days, Clear Channel will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Clear Channel may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Clear Channel will issue individual debt securities of that series in exchange for the global security or Securities representing that series of debt securities. Further, if Clear Channel so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Clear Channel, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Clear Channel, of $1,000 and integral multiples of $1,000.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

         Each indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of Clear Channel's properties and assets to any person, unless:

         o the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on Clear Channel's part;

         o immediately after giving effect to the transaction, no event of default has happened and is continuing; and

         o Clear Channel has delivered to the applicable debt trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

         In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the debt securities, with the same effect as if it had been named as Clear Channel in the applicable indenture. Unless otherwise specified in a prospectus supplement, other than the restrictions on Mortgages described below, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; DEBT SECURITIES IN FOREIGN CURRENCIES

         An event of default when used in an indenture will mean any of the following as to any series of debt securities:

         o default for 30 days in payment of any interest, or, in the case of the subordinated indenture, for a period of 90 days;

         o     default in payment of principal of or any premium at maturity;

         o default in payment of any sinking or purchase fund or similar obligation;

         o default by Clear Channel in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

         o events of Clear Channel's bankruptcy, insolvency and reorganization.

         A default under Clear Channel's other indebtedness will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series.

         Each indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of debt securities then outstanding, has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. Each indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of debt securities then outstanding, has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

         Under each indenture the applicable debt trustee must give notice to the holders of each series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

         No holder of any debt securities of any series may institute any action under either indenture unless:

         o the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

         o the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

         o the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

         o     the debt trustee has failed to institute an action for 60 days;
               and

         o no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the series then outstanding.

         The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. Each indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person's own affairs in exercising its rights and powers under the indenture. Each indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

         Clear Channel must furnish to the debt trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

         To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action is taken as evidenced to the debt trustee as provided in the indenture.

         To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

MODIFICATION OF THE INDENTURES

         The indentures provide that Clear Channel and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of

         o     adding to Clear Channel's covenants;

         o     adding additional events of default;

         o     establishing the form or terms of any series of debt securities;
               or

         o curing ambiguities or inconsistencies in the indenture or making other provisions.

         With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Clear Channel and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

         o change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

         o reduce the principal amount of or the interest or any premium on any debt security;

         o change the method of computing the amount of principal of or interest on any date;

         o change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

         o impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

         o reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture; or

         o modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE

         The indentures will generally cease to be of any further effect with respect to a series of debt securities if Clear Channel delivers all debt securities of that series, with limited exceptions, for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the applicable indenture or any other agreement or instrument to which Clear Channel is a party.

         Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the debt securities of a particular series, all of its obligations under the debt securities and the applicable indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the debt securities of a particular series, Clear Channel's obligations with respect to the debt securities under specified covenants contained in the applicable indenture. If Clear Channel exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

         Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

         o Clear Channel deposits in trust with the applicable debt trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

         o Clear Channel delivers to the applicable debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

         o 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice Of Default; Debt Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period,

         o no default has occurred and is continuing on the date of the deposit;

         o the deposit does not constitute a default under any other agreement binding on Clear Channel;

         o Clear Channel delivers to the applicable debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

         o Clear Channel has delivered to the applicable debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

         o Clear Channel delivers to the applicable debt trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

         The applicable debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

CONCERNING THE DEBT TRUSTEES

         Clear Channel will identify the debt trustee for the senior debt securities and the debt trustee for the subordinated debt securities in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the debt securities issued under an indenture may remove the debt trustee and appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

SENIOR DEBT SECURITIES

         In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

     Ranking of Senior Debt Securities

         Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Clear Channel's senior indebtedness and will be direct, unsecured obligations of Clear Channel ranking equally with all of Clear Channel's other unsecured and unsubordinated indebtedness. Because Clear Channel is a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of Clear Channel's subsidiaries. See "Holding Company Structure."

     Covenants

         The senior indenture contains the covenants summarized below, which will be applicable, unless waived or amended, so long as any of the senior debt securities are outstanding, unless stated otherwise in the prospectus supplement.

         Limitation on Mortgages. Clear Channel will not, nor will it permit any Restricted Subsidiary to create, assume or incur

         o any Mortgage on any stock or indebtedness of any Restricted Subsidiary to secure any Debt of Clear Channel or any other person, other than the senior debt securities; or

         o any Mortgage on any Principal Property to secure any Debt of Clear Channel or any other person, other than the senior debt securities,

without making provision for all the outstanding senior debt securities to be secured equally with the Debt.

         Any Mortgage on stock or indebtedness of a corporation existing at the time a corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired, and, with specific exceptions, any extension, renewal or replacement of any Mortgage, will generally be excluded from this restriction.

         The following permitted mortgages will be excluded from the restriction referred to in the preceding paragraph:

         o any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Subsidiary;

         o any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

         o any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

         o any Mortgage securing Debt of a Restricted Subsidiary owing to Clear Channel or to another Restricted Subsidiary;

         o     any Mortgage existing on the date of the senior indenture;

         o any Mortgage on Clear Channel's property or property of a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

         o any Mortgage on any property subsequently acquired by Clear Channel or any Restricted Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by Clear Channel or any Restricted Subsidiary on any property subsequently acquired by Clear Channel or any Restricted Subsidiary which was existing at the time of the acquisition, provided that the amount of any Indebtedness secured by any Mortgage created or assumed does not exceed the cost to Clear Channel or any Restricted Subsidiary of the property covered by the Mortgage; and

                  o any extension, renewal or replacement of any Mortgage referred to in the previous seven bullet points, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or part of the property which secured the Mortgage so extended, renewed or replaced.

                  Notwithstanding the above, Clear Channel may, and may permit any Restricted Subsidiary to, create, assume or incur any Mortgage on any Principal Property without equally securing the senior debt securities if the aggregate amount of all Debt then outstanding secured by the Mortgage and all similar Mortgages does not exceed 15% of Clear Channel's total consolidated shareholders' equity, including preferred stock, as shown on the audited consolidated balance sheet contained in its latest annual report to shareholders. However, Debt secured by Permitted Mortgages will not be included in the amount of the secured Debt.

                  Sale and Leaseback Transactions. Clear Channel will not, nor will it permit any Restricted Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by Clear Channel or a Restricted Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by Clear Channel or the Restricted Subsidiary to the person, unless:

                  o the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property, or

                  o within 120 days after the sale-leaseback transaction, Clear Channel applies or causes to be applied to the retirement of its Funded Debt or the Funded Debt of any Subsidiary, other than its Funded Debt which is subordinate in right of payment to the senior debt securities, an amount not less than the net proceeds of the sale of the Principal Property.

                  Notwithstanding the above provisions, Clear Channel may, and may permit any Restricted Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of Clear Channel's total consolidated shareholders' equity as shown on the audited consolidated balance sheet contained in Clear Channel's latest annual report to shareholders.

     Definitions

         For the purposes of the description of the senior debt securities:

         "Debt" means indebtedness for money borrowed.

         "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt does not include:

         o any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

         o any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

         o any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

         "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

         "Principal Property" means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by Clear Channel or any of its subsidiaries, unless, in the opinion of Clear Channel's Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by Clear Channel and its Subsidiaries as an entirety.

         "Restricted Subsidiary" means each Subsidiary as of the date of the indenture and each Subsidiary created or acquired after the date of the indenture, unless expressly excluded by resolution of Clear Channel's Board of Directors before, or within 120 days following, the creation or acquisition.

         "Subsidiary", when used with respect to Clear Channel, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by Clear Channel or by one or more other Subsidiaries, or both.

SUBORDINATED DEBT SECURITIES

         In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel's subordinated debt securities summarizes the general terms and provisions of its subordinated debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel's subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of subordinated debt securities in the prospectus supplement relating to that series.

     Ranking of Subordinated Debt Securities

         The subordinated debt securities will be subordinated in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

         The payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and equally with its trade creditors. Clear Channel may not make payment of principal of, premium, if any, or interest on the subordinated debt securities and may not acquire or make payment on account of any sinking fund for, the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the subordinated debt securities may be made. Clear Channel will give prompt written notice to the subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Clear Channel's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

         For purposes of the description of the subordinated debt securities, the term "senior indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the subordinated indenture or incurred or created after the execution:

         o Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, other than the subordinated debt securities or junior subordinated debt securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel;

         o     obligations with respect to letters of credit;

         o Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

         o renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

         The following description of Clear Channel's junior subordinated debt securities summarizes the general terms and provisions of its junior subordinated debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the junior subordinated debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its junior subordinated debt securities in the prospectus supplement relating to that series.

         Clear Channel may issue its junior subordinated debt securities from time to time, in one or more series under a junior subordinated indenture, between Clear Channel and The Bank of New York, as junior subordinated trustee, or another junior subordinated trustee named in a prospectus supplement. The form of junior subordinated indenture is filed as an exhibit to the registration statement.

GENERAL

         The junior subordinated debt securities will be unsecured, junior subordinated obligations of Clear Channel. The junior subordinated indenture does not limit the amount of additional indebtedness Clear Channel or any of its subsidiaries may incur. Since Clear Channel is a holding company, Clear

Channel's rights and the rights of its creditors, including the holders of junior subordinated debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Clear Channel may itself be a creditor with recognized claims against the subsidiary.

         The junior subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series. The junior subordinated debt securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the junior subordinated indenture. Clear Channel will issue junior subordinated debt securities from time to time and offer its junior subordinated debt securities on terms determined by market conditions at the time of sale.

         In the event junior subordinated debt securities are issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust, the junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred securities in connection with the dissolution of the Clear Channel Trust upon the occurrence of the events described in the applicable prospectus supplement. Only one series of junior subordinated debt securities will be issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust.

         You should refer to the applicable prospectus supplement for the following terms of the junior subordinated debt securities offered hereby:

         o the designation, aggregate principal amount and authorized denominations of the junior subordinated debt securities;

         o any limit on the aggregate principal amount of the junior subordinated debt securities;

         o the date or dates on which the junior subordinated debt securities will mature;

         o the annual interest rate or rates of the junior subordinated debt securities, or the method of determining the rate or rates;

         o the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

         o the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds or repayment options;

         o the currency, currencies or currency units for which the junior subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal, any premium and any interest may be payable;

         o if the currency, currencies or currency units for which the junior subordinated debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel's election or the purchaser's election, the manner in which the election may be made;

         o if the amount of payments on the junior subordinated debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which the amounts may be determined;

         o the extent to which any of the junior subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

         o the terms and conditions upon which the junior subordinated debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

         o     information with respect to book-entry procedures, if any;

         o a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the junior subordinated debt securities; and

         o any other specific terms of the junior subordinated debt securities not inconsistent with the junior subordinated indenture.

         If Clear Channel sells any of the junior subordinated debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of junior subordinated debt securities will be payable in one or more foreign currencies or foreign currency units, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the currencies or currency units in the applicable prospectus supplement.

         Unless specified otherwise in the prospectus supplement, the principal of, premium on, and interest on the junior subordinated debt securities will be payable, and the junior subordinated debt securities will be transferable, at the Corporate Trust Office of the junior subordinated indenture trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

         Unless specified otherwise in the prospectus supplement, Clear Channel will issue the junior subordinated debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any junior subordinated debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless specified otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding junior subordinated debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

GLOBAL SECURITIES

         Clear Channel may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual junior subordinated debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

         The specific terms of the depositary arrangement relating to a series of junior subordinated debt securities will be described in the prospectus supplement relating to that series.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

         The junior subordinated indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of its properties and assets to any person, unless:

         o the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding junior subordinated debt securities and the performance of every covenant in the junior subordinated indenture to be performed or observed on Clear Channel's part;

         o immediately after giving effect to the transaction, no event of default has happened and is continuing; and

         o Clear Channel has delivered to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

         In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the junior subordinated debt securities, with the same effect as if it had been named as Clear Channel in the junior subordinated indenture. Other than the restrictions on Mortgages described below, the junior subordinated indenture and the junior subordinated debt securities do not contain any covenants or other provisions designed to protect holders of junior subordinated debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; JUNIOR SUBORDINATED DEBT SECURITIES IN FOREIGN CURRENCIES

         An event of default when used in a junior subordinated indenture will mean any of the following as to any series of junior subordinated debt securities:

         o default for 90 days in payment of any interest on the junior subordinated debt securities;

         o     default in payment of principal or any premium at maturity;

         o default in payment of any sinking or purchase fund or similar obligation;

         o default by Clear Channel in the performance of any other covenant or warranty contained in the junior subordinated indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

         o events of Clear Channel's bankruptcy, insolvency and reorganization.

         A default under Clear Channel's other indebtedness will not be a default under the junior subordinated indenture and a default under one series of junior subordinated debt securities will not necessarily be a default under another series.

         The junior subordinated indenture provides that if an event of default described in the first four bullet points above, if the event of default under the fourth bullet point is with respect to less than all series of junior subordinated debt securities then outstanding, has occurred and is continuing with respect to any series, either the junior subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding junior subordinated debt securities of that series and the accrued interest to be due and payable immediately. The junior subordinated indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of junior subordinated debt securities then outstanding, has occurred and is continuing, either the junior subordinated debt trustee or the holders of at least 25% in aggregate principal amount of all junior subordinated debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all junior subordinated debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the junior subordinated debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the junior subordinated debt securities of that series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

         When used with respect to the junior subordinated debt securities which are held as trust assets of a Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust, the term security exchange means the distribution of the junior subordinated debt securities held by the Clear Channel Trust in exchange for the preferred securities and the common securities of the Clear Channel Trust in dissolution of the Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust.

         Under the junior subordinated indenture the junior subordinated indenture trustee must give notice to the holders of each series of junior subordinated debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The junior subordinated debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the junior subordinated debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the junior subordinated debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

         No holder of any junior subordinated debt securities of any series may institute any action under either indenture unless:

         o the holder has given the junior subordinated indenture trustee written notice of a continuing event of default with respect to that series;

         o the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of that series then outstanding have requested the junior subordinated indenture trustee to institute proceedings in respect of the event of default;

         o the holder or holders have offered the junior subordinated indenture trustee reasonable indemnity as the trustee may require;

         o the junior subordinated indenture trustee has failed to institute an action for 60 days after the notice, request and indemnity have been made as described above; and

         o no inconsistent direction has been given to the junior subordinated indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of junior subordinated debt securities of the series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by it declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

         The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected and then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee or exercising any trust or power conferred on the junior subordinated indenture trustee with respect to the series of junior subordinated debt securities. The junior subordinated indenture provides that if an event of default occurs and is continuing, the junior subordinated indenture trustee will be required to use the degree of care of a prudent person in the conduct of the person's own affairs in exercising its rights and powers under the indenture. The junior subordinated indenture further provides that the junior subordinated indenture trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

         Clear Channel must furnish to the junior subordinated indenture trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the junior subordinated indenture and the terms of the junior subordinated debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

         If any junior subordinated debt securities are denominated in a currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action as described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which the junior subordinated debt securities are denominated as of the date the taking of the action by the holders of the requisite principal amount is evidenced to the junior subordinated indenture trustee as provided in the junior subordinated indenture.

         If any junior subordinated debt securities are original issue discount securities, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time of the taking of the action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

         The junior subordinated indenture provides that Clear Channel and the junior subordinated indenture trustee may, without the consent of any holders of junior subordinated debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Clear Channel's covenants, adding additional events of default, establishing the form or terms of any series of junior subordinated debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions.

         With specific exceptions, the junior subordinated indenture or the rights of the holders of the junior subordinated debt securities may be modified by Clear Channel and the junior subordinated indenture trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debt securities of each series affected by the modification then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, but no modification may be made without the consent of the holder of each outstanding junior subordinated debt security affected, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, which would:

         o change the maturity of any payment of principal of, or any premium on, or any installment of interest on any junior subordinated debt security;

         o reduce the principal amount of or the interest or any premium on any junior subordinated debt security;

         o change the method of computing the amount of principal of or interest on any date;

         o change any place of payment where, or the currency in which, any junior subordinated debt security or any premium or interest is payable;

         o impair the right to sue for the enforcement of any payment on or after the maturity thereof or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

         o reduce the percentage in principal amount of the outstanding junior subordinated debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with the provisions of the junior subordinated indenture or specific defaults and their consequences provided for in the indenture; or

         o modify any of the provisions of specific sections of the junior subordinated indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

SATISFACTION AND DISCHARGE OF THE JUNIOR SUBORDINATED INDENTURE; DEFEASANCE

         The junior subordinated indenture will generally cease to be of any further effect with respect to a series of junior subordinated debt securities if Clear Channel delivers all junior subordinated debt securities of that series, with limited exceptions, for cancellation to the junior subordinated indenture trustee or all junior subordinated debt securities of that series not previously delivered for cancellation to the junior subordinated indenture trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the junior subordinated indenture trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the junior subordinated debt securities, no default with respect to the junior subordinated debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the junior subordinated indenture or any other agreement or instrument to which Clear Channel is a party.

         Clear Channel has a "legal defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, all of its obligations under the junior subordinated debt securities and the junior subordinated indenture. In addition, Clear Channel has a "covenant defeasance option" under which it may terminate, with respect to the junior subordinated debt securities of a particular series, its obligations with respect to the junior subordinated debt securities under specified covenants contained in the junior subordinated indenture. If Clear Channel exercises its legal defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default related to the specified covenants.

         Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the junior subordinated debt securities of a series only if:

         o Clear Channel deposits in trust with the junior subordinated indenture trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the junior subordinated debt securities to maturity or redemption;

         o Clear Channel delivers to the junior subordinated indenture trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the junior subordinated debt securities of that series to maturity or redemption;

         o 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period,

         o no default has occurred and is continuing on the date of the deposit;

         o the deposit does not constitute a default under any other agreement binding on Clear Channel;

         o Clear Channel delivers to the junior subordinated indenture trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

         o Clear Channel has delivered to the junior subordinated indenture trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

         o Clear Channel delivers to the junior subordinated indenture trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the junior subordinated debt securities of that series have been complied with.

         The junior subordinated indenture trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the junior subordinated debt securities of the defeased series.

CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE

         The junior subordinated indenture trustee for the junior subordinated debt securities will be identified in the relevant prospectus supplement. In specific instances, Clear Channel or the holders of a majority of the then outstanding principal amount of the junior subordinated debt securities issued under an indenture may remove the junior subordinated indenture trustee and appoint a successor junior subordinated indenture trustee. The junior subordinated indenture trustee may become the owner or pledgee of any of the junior subordinated debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the junior subordinated indenture trustee. The junior subordinated indenture trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the junior subordinated indenture trustee may also serve as trustee under other indentures relating to debt securities or junior subordinated debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial junior subordinated indenture trustee under the junior subordinated indenture is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

CERTAIN COVENANTS OF CLEAR CHANNEL APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

         If junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel covenants in the junior subordinated indenture that, so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payments with respect thereto if at the time

         o Clear Channel is in default with respect to its guarantee payments or other payment obligations under the related guarantee;

         o an event of default with respect to the junior subordinated debt securities has occurred; or

         o in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

         However, the foregoing restrictions will not apply to

         o dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

         o any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of Clear Channel's capital stock under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

         o payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

         o cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

         o     payments under the guarantees; or

         o purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

         In addition, if junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, for so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel has agreed

         o to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust; provided that any of Clear Channel's permitted successors under the junior subordinated indenture may succeed to its ownership of the common securities;

         o to comply fully with all its obligations and agreements under the declaration; and

         o not to take any action which would cause the Clear Channel Trust to cease to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

SUBORDINATION

         The junior subordinated debt securities will be subordinated and junior in right of payment to Clear Channel's other indebtedness to the extent set forth in the applicable prospectus supplement.

         The payment of the principal of, premium, if any, and interest on the junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel's senior indebtedness and will rank equally with its trade creditors. No payment on account of principal of, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of any sinking fund for, the junior subordinated debt securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof, by lapse of time, acceleration or otherwise, has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the junior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment on account of principal, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the junior subordinated debt securities may be made. Clear Channel will give prompt written notice to the junior subordinated indenture trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The junior subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with junior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of Clear Channel's assets in connection with its dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel's insolvency, holders of the junior subordinated debt securities may recover ratably less than Clear Channel's senior creditors.

         For purposes of the description of the junior subordinated debt securities, the term senior indebtedness means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the junior subordinated indenture or incurred or created after the execution

         o Clear Channel's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Clear Channel other than the junior subordinated debt securities;

         o     obligations with respect to letters of credit;

         o Clear Channel's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

         o renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the junior subordinated debt securities.

                         DESCRIPTION OF PREFERRED STOCK

         Clear Channel's board of directors may issue up to 2,000,000 shares of Class A preferred stock and up to 8,000,000 shares of Class B preferred stock. Either class of preferred stock may be issued in one or more series, and the rights, preferences, privileges and qualifications of the preferred stock may be fixed by the board of directors without any further vote or action by the shareholders. However, shares of Class B preferred stock will not be entitled to more than one vote per share when the shares are voted as a class with common shareholders. In addition, the board of directors and management of Clear Channel have undertaken not to issue, without prior shareholder approval, Class B preferred stock

         o     for any defensive or anti-takeover purpose;

         o     to implement any shareholders' rights plan; or

         o with features intended to make any attempted acquisition of Clear Channel more difficult or costly.

However, the restrictions do not apply to the 2,000,000 shares of Class A preferred stock which are currently authorized.

         The issuance of either class of preferred stock could decrease the amount of earnings and assets available for distribution to common shareholders. In addition, the issuance of either class of preferred stock could adversely affect the rights and powers, including voting rights, of common shareholders and may have the effect of delaying, deferring or preventing a change in control of Clear Channel. No shares of either class of preferred stock have ever been issued. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

                           DESCRIPTION OF COMMON STOCK

         Clear Channel's board of directors has the authority to issue up to 600,000,000 shares of common stock. As of April 8, 1999, 266,070,115 shares of common stock were outstanding. The board of directors has submitted a proposal to the shareholders to approve an amendment to Clear Channel's Restated Articles of Incorporation to increase the authorized number of shares of common stock from 600,000,000 shares to 900,000,000 shares. Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. In addition common stockholders may receive dividends, if any, on a pro rata basis that may be declared from time to time by the board of directors from legally available funds. However, the payment of any dividends on shares of common stock would be subject to the payment of any preferential dividends on any preferred stock that may be outstanding. Upon liquidation, dissolution or winding up of Clear Channel, common shareholders are entitled to share ratably in any assets available for distribution to shareholders after payment of all Clear Channel's obligations and all preferential distributions payable of the holders of any shares of preferred stock then outstanding.

         Common shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of common stock currently outstanding are, and the shares of common stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

         In May 1977, Clear Channel and several of its shareholders at the time, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of common stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that
L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns desire to dispose of their shares, other than by disposition by will or intestacy or through gifts to the party's spouse or children, the shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other parties to the Buy-Sell Agreement. If all of the offered shares are not purchased by Clear Channel or the other parties to the Buy-Sell Agreement, the party offering his shares may sell them to a third party during the following 90-day period at a price and on terms not more favorable than those offered to Clear Channel and the other parties. In addition, L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns may not individually or in concert with others sell any shares so as to deliver voting control to a third party without providing in any sale that all parties to the Buy-Sell Agreement will be offered the same price and terms for their shares. The Buy-Sell Agreement will continue in effect following any offering under this prospectus and may preserve the control of the present principal shareholders.

TEXAS BUSINESS COMBINATION LAW

         Clear Channel is governed by the provisions of the Texas Business Corporation Act. The act imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated stockholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated stockholder prior to the affiliate stockholders becoming an affiliated stockholder. The act prohibits specific mergers, sales of assets, reclassifications and other transactions between stockholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the stockholder acquiring shares representing 20% or more of the corporation's voting power unless two-thirds of the unaffiliated stockholders approve the transaction at a meeting held no earlier than six months after the stockholder acquires that ownership. A vote of stockholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated stockholder before the affiliated stockholder acquires beneficial ownership of 20% of the shares, or if the affiliated stockholder was an affiliated stockholder before December 31, 1996, and continued as such through the date of the transaction.

FOREIGN OWNERSHIP

         As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of common stock by aliens, Clear Channel's bylaws were amended effective December 31, 1983 to provide that

         o not more than one-fifth of the shares outstanding will at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country;

         o Clear Channel will not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens;

         o no person who is an alien may be elected or serve as an officer or director of Clear Channel; and

         o if the stock records of Clear Channel at any time reflect one-fifth alien ownership, no transfers of additional shares to aliens will be made and, if it is found that any additional shares are in fact held by or for the account of an alien, the shares will not be entitled to vote, to receive dividends or to have any other rights.

         An alien owning shares in excess of one-fifth of the total number of outstanding shares will be required to transfer them to a United States citizen or to Clear Channel. This restriction will be applicable to any shares of common stock offered under this prospectus and to the issuance or transfer of the shares after the date of this prospectus. Clear Channel's stock certificates may bear a legend setting forth this restriction. Since the bylaws were amended, the Communications Act has been revised to remove the limitations on alien officers and directors.

                             DESCRIPTION OF WARRANTS

         Clear Channel may issue warrants for the purchase of debt securities or junior subordinated debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, junior subordinated debt securities, or shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, junior subordinated debt securities, or shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Clear Channel and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Clear Channel in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

GENERAL

         If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

         o     the offering price;

         o the currency, currencies or currency units for which warrants may be purchased;

         o the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debt securities may be purchased upon such exercise;

         o the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

         o the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which the shares of common stock may be purchased upon such exercise;

         o if applicable, the designation and terms of the debt securities, junior subordinated debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each debt security, junior subordinated debt security or share of preferred stock or common stock;

         o if applicable, the date on and after which the warrants and the related debt securities, junior subordinated debt securities, preferred stock or common stock will be separately transferable;

         o the date on which the right to exercise the warrants will commence and the date on which the right will expire;

         o     whether the warrants will be issued in registered or bearer form;

         o a discussion of the federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

         o     any other terms of the warrants.

         Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities or junior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the indenture or the junior subordinated indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon the exercise or to exercise any applicable right to vote. If Clear Channel maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act of 1934, to the extent applicable.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder to purchase a principal amount of debt securities or junior subordinated debt securities or a number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Clear
Channel may extend the expiration date, unexercised warrants will become void.

         Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Clear Channel will, as soon as practicable, issue and deliver the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

ADDITIONAL PROVISIONS

         The exercise price payable and the number of shares of common or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of common or preferred stock, respectively, or a combination, subdivision or reclassification of common or preferred stock, respectively. In lieu of adjusting the number of shares of common or preferred stock purchasable upon exercise of each stock warrant, Clear Channel may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Clear Channel may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Clear Channel will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Clear Channel as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS SHAREHOLDERS

         Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Clear Channel's directors or any other matter, or to exercise any rights whatsoever as its shareholders.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

         Clear Channel may issue stock purchase contracts. Stock purchase contracts are contracts obligating holders to purchase from Clear Channel, and Clear Channel to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The formulas may include anti-dilution provisions to adjust the number of shares issuable under the stock purchase contracts upon events that would otherwise dilute the interests of the holders. The stock purchase contracts may be issued separately or as a part of stock purchase units each representing ownership of a stock purchase contract and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

         When stock purchase units include debt obligations of the United States of America or its agencies or instrumentalities, the principal of the debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts unless the holder of the units settles its obligations under the stock purchase contracts early through the delivery of consideration to Clear Channel or its agent in the manner discussed below.

         When stock purchase units include junior subordinated debt securities or preferred securities, the junior subordinated debt securities or preferred securities will automatically be presented to the applicable Clear Channel Trust for redemption at 100% of face or liquidation value and the Clear Channel Trust will present junior subordinated debt securities in an equal principal amount to Clear Channel for redemption at 100% of principal amount unless there is an early settlement or the holder elects to pay the consideration specified in the stock purchase contracts. Amounts received in respect of the redemption will automatically be transferred to Clear Channel and applied to satisfy in full the holder's obligation to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require Clear Channel to make periodic payments to the holders of the stock purchase units or vice versa, and the payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

         Holders of stock purchase units may be entitled to settle the underlying stock purchase contracts prior to the stated settlement date by surrendering the certificate evidencing the stock purchase units, accompanied by the payment due, in any form and calculated pursuant to any formula as may be prescribed in the stock purchase contracts and described in the applicable prospectus supplement. Upon early settlement, the holder would receive the number of shares of common stock or preferred stock deliverable under the stock purchase contracts, subject to adjustment in specific cases. Holders of stock purchase units may be entitled to exchange their stock purchase units together with appropriate collateral, for separate stock purchase contracts and preferred securities, debt securities, junior subordinated debt securities or debt obligations of the United States of America or its agencies or instrumentalities. In the event of either an early settlement or exchange, the preferred securities, debt securities, junior subordinated debt securities or debt obligations that were pledged as security for the obligation of the holder to perform under the stock purchase contracts would be transferred to the holder free and clear of Clear Channel's security interest.

         The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units including differences, if any, from the term described above.

                       DESCRIPTION OF PREFERRED SECURITIES

         Each Clear Channel Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The declaration of trust under which each Clear Channel Trust is formed will be replaced by an amended and restated declaration of trust, which will authorize the regular trustees of the Clear Channel Trust to issue on behalf of the Clear Channel Trust one series of preferred securities. Each amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as will be set forth in the related amended and restated declaration of trust or made part of the declaration by the Trust Indenture Act. Reference is made to any prospectus supplement relating to the preferred securities of a Clear Channel Trust for specific terms, including

         o     the specific designation of the preferred securities;

         o     the number of preferred securities issued by the Clear Channel
               Trust;

         o the annual distribution rate, or method of calculation of the rate, for preferred securities issued by the Clear Channel Trust, the date or dates upon which the distributions will be payable and the record date or dates for the payment of the distributions;

         o whether distributions on preferred securities issued by the Clear Channel Trust will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by the Clear Channel Trust will be cumulative;

         o the amount or amounts which will be paid out of the assets of the Clear Channel Trust to the holders of preferred securities of the Clear Channel Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust;

         o the obligation or right, if any, of the Clear Channel Trust to purchase or redeem preferred securities issued by the Clear Channel Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the Clear Channel Trust will or may be purchased or redeemed, in whole or in part, pursuant to an obligation or right;

         o the voting rights, if any, of preferred securities issued by the Clear Channel Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more Clear Channel Trusts, or of both, as a condition to specified actions or amendments to the declaration of the Clear Channel Trust;

         o the terms and conditions upon which the preferred securities may be convertible into or exchanged for common stock, preferred stock, debt securities, junior subordinated debt securities, or indebtedness or other securities of any kind of Clear Channel; and

         o any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the Clear Channel Trust consistent with the declaration of the Clear Channel Trust or with applicable law.

         All preferred securities offered hereby will be guaranteed by Clear Channel as and to the extent set forth below under "Description of the Guarantees." Federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

         In connection with the issuance of preferred securities, each Clear Channel Trust will issue one series of common securities. The amended and restated declaration of each Clear Channel Trust will authorize the regular trustees of the Clear Channel Trust to issue one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as set forth in the amended and restated declaration. The terms of the common securities issued by a Clear Channel Trust will be substantially identical to the terms of the preferred securities issued by the Clear Channel Trust. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, if an event of default under the amended and restated declaration of trust occurs and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the preferred securities. Generally, the common securities issued by a Clear Channel Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of the Clear Channel Trust. All the common securities of a Clear Channel Trust will be owned by Clear Channel or its subsidiary.

         As long as payments of interest and other payments are made when due on the junior subordinated debt securities, the payments will be sufficient to cover distributions and other payments due on the preferred securities primarily because the aggregate principal amount of junior subordinated debt securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the preferred securities, and the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities.

         If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing, then the holders of preferred securities of the Clear Channel Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debt securities deposited in the Clear Channel Trust against Clear Channel. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities. If the property trustee fails to enforce its rights under the junior subordinated debt securities deposited in the Clear Channel Trust, any holder of the preferred securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from the holder's written request, institute a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing and the event is attributable to the failure of Clear Channel to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities of the Clear Channel Trust may also directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder on or after the respective due date specified in the junior subordinated debt securities without first directing the property trustee to enforce the terms of the junior subordinated debt securities or instituting a legal proceeding against Clear Channel to enforce the property trustee's rights under the junior subordinated debt securities. In connection with a direct action, the rights of Clear Channel will be substituted for the rights of the holder of the preferred securities under the amended and restated declaration of trust to the extent of any payment made by Clear Channel to the holder of the preferred securities in a direct action. The holders of preferred securities of a Clear Channel Trust will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities unless the property trustee first fails to do so.

         Federal income tax considerations applicable to an investment in preferred securities will be described in the prospectus supplement relating thereto.

         The property trustee and its affiliates may provide customary commercial banking services to Clear Channel and its subsidiaries and participate in various financing agreements of Clear Channel in the ordinary course of their business. Initially, the property trustee is The Bank of New York, who currently serves as Clear Channel's transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

                            DESCRIPTION OF GUARANTEES

         Set forth below is a summary of information concerning the guarantees that will be executed and delivered from time to time by Clear Channel for the benefit of the holders of preferred securities of a Clear Channel Trust. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as guarantee trustee with respect to the guarantee, for the benefit of holders of the preferred securities of the applicable Clear Channel Trust. The terms of each guarantee will be set forth in the guarantee or made part of the guarantee by the Trust Indenture Act.

GENERAL

         Pursuant to each guarantee, Clear Channel will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the preferred securities issued by the applicable Clear Channel Trust, the guarantee payments, to the extent not paid by the Clear Channel Trust, regardless of any defense, right of set-off or counterclaim that the Clear Channel Trust may have or assert. The following distributions and other payments with respect to preferred securities issued by a Clear Channel Trust to the extent not made or paid by the Clear Channel Trust, will be subject to the guarantee without duplication:

         o any accrued and unpaid distributions on the preferred securities, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest on the junior subordinated debt securities;

         o the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by the Clear Channel Trust, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the Clear Channel Trust as trust assets; and

         o upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust, other than in connection with the distribution of related junior subordinated debt securities to the holders of the preferred securities or the redemption of all the preferred securities upon the maturity or redemption of the junior subordinated debt securities, the lesser of

                  (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Clear Channel Trust has funds available, and

                  (2) the amount of assets of the Clear Channel Trust remaining available for distribution to holders of the preferred securities upon liquidation of the Clear Channel Trust.

         Clear Channel's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Clear Channel to the holders of the applicable preferred securities or by causing the applicable Clear Channel Trust to pay the amounts to the holders.

         The guarantee is a full and unconditional guarantee from the time of issuance of the applicable preferred securities, but the guarantee covers distributions and other payments on the preferred securities only if and to the extent that Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets. If Clear Channel does not make interest or principal payments on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets, the property trustee will not make distributions on the preferred securities of the Clear Channel Trust and the Clear Channel Trust will not have the necessary funds available to make these payments.

         Clear Channel's obligations under the declaration for each Clear Channel Trust, the guarantee issued with respect to preferred securities issued by the Clear Channel Trust, the junior subordinated debt securities purchased by the Clear Channel Trust and the junior subordinated indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Clear Channel of payments due on the preferred securities issued by the Clear Channel Trust.

CERTAIN COVENANTS OF CLEAR CHANNEL

         In each guarantee, Clear Channel will covenant that, so long as any preferred securities issued by the applicable Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payment with respect to these amounts, if at the time

         o Clear Channel will be in default with respect to its guarantee payments or other payment obligations under the guarantee;

         o any event of default under the related amended and restated declaration of trust has occurred; or

         o in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

         However, the foregoing restrictions will not apply to

         o dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

         o any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of capital stock of Clear Channel under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

         o payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

         o cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

         o     payments under the guarantees; or

         o purchases of common stock related to the issuance of common stock or rights under any of Clear Channel's benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

         In addition, so long as any preferred securities of a Clear Channel Trust remain outstanding, Clear Channel has agreed to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust, provided that any permitted successor of Clear Channel under the junior subordinated indenture may succeed to Clear Channel's ownership of the common securities, and to use reasonable efforts to cause the Clear Channel Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes that do not adversely affect the rights of holders of the applicable preferred securities, in which case no consent will be required, each guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding preferred securities issued by the applicable Clear Channel Trust. The manner of obtaining any such approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assignees, receivers, trustees and representatives of Clear Channel and will inure to the benefit of the holders of the preferred securities of the applicable Clear Channel Trust then outstanding. Except in connection with a consolidation, merger, conveyance, or transfer of assets involving Clear Channel that is permitted under the junior subordinated indenture, Clear Channel may not assign its obligations under any guarantee.

TERMINATION OF THE GUARANTEES

         Each guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable Clear Channel Trust upon full payment of the redemption price of all preferred securities of the Clear Channel Trust, or upon distribution of the junior subordinated debt securities to the holders of the preferred securities of the Clear Channel Trust in exchange for all the preferred securities issued by the Clear Channel Trust, or upon full payment of the amounts payable upon liquidation of the Clear Channel Trust. Nevertheless, each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Clear Channel Trust must restore payment of any sums paid under the preferred securities or the guarantee.

STATUS OF THE GUARANTEES

         Clear Channel's obligations to make the guarantee payments to the extent set forth in the applicable guarantee will constitute an unsecured obligation of Clear Channel and will rank subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of Clear Channel and any guarantees, endorsements or other contingent obligations of Clear Channel, except those made on an equal basis or subordinate by their terms, and senior to all capital stock issued by Clear Channel and to any guarantee entered into by Clear Channel in respect of any of its capital stock. Clear Channel's obligations under each guarantee will rank equally with each other guarantee. Because Clear Channel is a holding company, Clear Channel's obligations under each guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Clear Channel's subsidiaries, except to the extent that Clear Channel is a creditor of the subsidiaries recognized as such. Each amended and restated declaration of trust will provide that each holder of preferred securities issued by the applicable Clear Channel Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related guarantee.

         The guaranteed party may institute a legal proceeding directly against Clear Channel to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be deposited with the guarantee trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable Clear Channel Trust. The guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable Clear Channel Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related guarantee, including the giving of directions to the guarantee trustee. If the guarantee trustee fails to enforce a guarantee as above provided, any holder of preferred securities issued by the applicable Clear Channel Trust may institute a legal proceeding directly against Clear Channel to enforce its rights under the guarantee, without first instituting a legal proceeding against the applicable Clear Channel Trust, or any other person or entity. However, if Clear Channel has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Clear Channel for enforcement of the holder's right to receive payment under the guarantee. Clear Channel waives any right or remedy to require that any action be brought first against a Clear Channel Trust or any other person or entity before proceeding directly against Clear Channel.

MISCELLANEOUS

         Clear Channel will be required to provide annually to the guarantee trustee a statement as to the performance by Clear Channel of its obligations under each guarantee and as to any default in the performance. Clear Channel is required to file annually with the guarantee trustee an officer's certificate as to Clear Channel's compliance with all conditions to be complied with by it under each guarantee.

         The guarantee trustee, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable guarantee and, after default with respect to a guarantee, will exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to that provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                  ERISA MATTERS

         Clear Channel and its affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA. The purchase of any securities offered by this prospectus by a plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, including individual retirement arrangements and other plans described in Section 4975(e)(1), and with respect to which Clear Channel or any affiliate of Clear Channel is a service provider, a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered by this prospectus are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any securities offered by this prospectus should consult with its counsel.

                              PLAN OF DISTRIBUTION

         Clear Channel or the Clear Channel Trusts may sell the securities offered by this prospectus

         o     through underwriters or dealers;

         o     through agents;

         o     directly to purchasers; or

         o     through a combination of any such methods of sale.

         Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The prospectus supplement relating to the securities offered by this prospectus will set forth

         o their offering terms, including the name or names of any underwriters, dealers or agents;

         o     the purchase price of the securities offered by this prospectus;

         o the proceeds to Clear Channel or the Clear Channel Trusts from the sale;

         o any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

         o     any initial public offering price;

         o any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

         o any securities exchanges on which the securities offered by this prospectus may be listed.

         If underwriters or dealers are used in the sale, the securities offered by this prospectus will be acquired by the underwriters or dealers for their own account and may be resold from time to time

         o     in one or more transactions;

         o     at a fixed price or prices, which may be changed;

         o     at market prices prevailing at the time of sale;

         o     at prices related to the prevailing market prices; or

         o     at negotiated prices.

         The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered by this prospectus will be subject to specific conditions precedent and the underwriters or dealers will be obligated to purchase all the securities offered by this prospectus if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

         The securities offered by this prospectus may be sold directly by Clear Channel or the Clear Channel Trusts or through agents designated by Clear Channel or the Clear Channel Trusts. Any agent involved in the offer or sale of the securities offered by this prospectus in respect of which this prospectus is delivered will be named, and any commissions payable by Clear Channel or the Clear Channel Trusts to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

         If so indicated in the prospectus supplement, Clear Channel or the Clear Channel Trusts will authorize underwriters, dealers or agents to solicit offers by specific institutions to purchase securities offered by this prospectus from Clear Channel or the Clear Channel Trusts at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of any of the contracts.

         Underwriters, dealers and agents may be entitled under agreements entered into with Clear Channel or the Clear Channel Trusts to indemnification by Clear Channel or the Clear Channel Trusts against civil liabilities, including liabilities under the Securities Act, or to contribution by Clear Channel or the Clear Channel Trusts to payments they may be required to make in respect thereof. The terms and conditions of the indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Clear Channel or the Clear Channel Trusts in the ordinary course of business.

         Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by Clear Channel or the Clear Channel Trusts for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

         Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the debt securities or junior subordinated debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities or junior subordinated debt securities to be higher than it would otherwise be in the absence of those transactions. These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

         The validity of the securities will be passed upon for Clear Channel by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., San Antonio, Texas. However, matters of Delaware law relating to the validity of the preferred securities will be passed upon for Clear Channel and the Clear Channel Trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to Clear Channel and the Clear Channel Trusts. The validity of the securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and, as of April 8, 1999, owned approximately 131,000 shares of common stock, including presently exercisable options to acquire approximately 114,500 shares.

                                     EXPERTS

         The consolidated financial statements of Clear Channel at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, and the financial statement schedule included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference elsewhere herein which are based in part on the reports of KPMG, independent auditors, as to the year ended December 31, 1996, and KPMG LLP, independent auditors, as to the two year ended December 31, 1998. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The 1996 consolidated financial statements of Australian Radio Network Pty. Ltd. not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, have been audited by KPMG, independent auditors, as set forth in their report dated March 4, 1997 included in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. Such report referred to above is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Heftel Broadcasting Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997, (not separately presented in Clear Channel's Annual Report on Form 10-K for the fiscal year ended December 31, 1998) are incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements incorporated in this Registration Statement by reference to the audited financial statements of Universal Outdoor Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K dated March 12, 1998, as amended by Form 8-K/A filed on March 23, 1998 and Form 8-K/A filed on February 23, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Eller Media as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from August 18, 1995 through December 31, 1995, together with the consolidated financial statements of PMG Holdings, Inc. and subsidiaries and the combined financial statements of Eller Investment Company, Inc. for the period from January 1, 1995 to August 17, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement are included in Clear Channel's Current Report on Form 8-K, filed on April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The combined financial statements of Eller Investment Company, Inc. as of and for the year ended December 31, 1994, incorporated by reference in this prospectus and elsewhere in the registration statement are included in Clear Channel's Current Report on Form 8-K, filed April 17, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of More Group Plc. as of December 31, 1997 and for the year ended December 31, 1997, included in Clear Channel's Current Report on Form 8-K/A dated September 4, 1998, as amended by Form 8-K/A filed on January 14, 1999, and Form 8-K/A filed on February 23, 1999, have been audited by Price Waterhouse Chartered Accountants and Registered Auditors, London, England and are incorporated by reference herein in reliance upon the report of said firm as experts in auditing and accounting.

         The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1998 and 1997 and the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheets of Jacor Communications, Inc. and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the common stock registered hereby are as follows:


SEC registration fee ........................     $  446,854
Trustee's fees and expenses .................         50,000
Rating Agency fees ..........................        150,000
Legal fees and expenses .....................        250,000
Accounting fees and expenses ................        100,000
Blue Sky fees and expenses ..................         20,000
Printing and engraving expenses .............        200,000
Miscellaneous ...............................         83,146
                                                  ----------

Total .......................................     $1,300,000
                                                  ==========

         The foregoing expenses will be paid by the registrants.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF CLEAR CHANNEL.

         Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to Clear Channel or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to Clear Channel or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Clear Channel has amended its Articles of Incorporation and added Article Eleven adopting such limitations on a director's liability. Clear Channel's Articles of Incorporation also provide in Article Nine, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of Clear Channel, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

         Article IX(8) of Clear Channel's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of Clear Channel, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

         The Underwriting Agreement provides for indemnification by the underwriters of the registrants, their directors, officers, and trustees, and by the registrants of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

         An insurance policy obtained by the registrant provides for indemnification of officers and directors of Clear Channel and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

INDEMNIFICATION OF TRUSTEES OF THE CLEAR CHANNEL TRUSTS.

         The amended and restated declaration of trust of each Clear Channel Trust will provide that no regular trustee, or affiliate of any regular trustee, or officer, director, shareholder, member, partner, employee, representative or agent of any regular trustee or of any such affiliate, or employee or agent of the applicable Clear Channel Trust or its affiliates, each an "Indemnified Person," shall be liable, responsible or accountable in damages or otherwise to such Clear Channel Trust or any employee or agent of such Clear Channel Trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of such Clear Channel Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by such declaration of trust or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such act or omission. Each amended and restated declaration of trust will also provide that to the fullest extent permitted by applicable law, Clear Channel shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the applicable Clear Channel Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such declaration of trust, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such act or omission. Each amended and restated declaration of trust will further provide that, to the fullest extent permitted by applicable law, expenses, including legal fees, incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Clear Channel prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such declaration of trust.

ITEM 16. EXHIBITS

1.1+           Form of Underwriting Agreement (Equity).

1.2+           Form of Underwriting Agreement (Debt).

1.3**          Form of Underwriting Agreement (Preferred Securities).

1.4**          Form of Underwriting Agreement (Stock Purchase Contracts).

1.5**          Form of Underwriting Agreement (stock purchase units).

3.1+           Current Articles of Incorporation of Clear Channel.

3.2+           Second Amended and Restated Bylaws of Clear Channel.

3.3 Amendment to Clear Channel's Articles of Incorporation (incorporated by reference to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998).

4.1 Buy-Sell Agreement by and between Clear Channel Communications, Inc., L. Lowry Mays, B. J. McCombs, John M. Schaefer, and John W. Barger, dated May 31, 1977. (Incorporated by reference to the exhibits of the Clear Channel's registration statement on Form S-1 (Reg. No. 33-289161) dated April 19, 1984).

4.2 Third Amended and Restated Credit Agreement by and among Clear Channel Communications, Inc., NationsBank of Texas, N.A., as administrative lender, the First National Bank of Boston, as documentation agent, the Bank of Montreal and Toronto Dominion (Texas), Inc., as co-syndication agents, and certain other lenders dated April 10, 1997. (Incorporated by reference to the exhibits of the Clear Channel's Amendment No. 1 to the registration statement on Form S-3 (Reg. No. 333-25497) dated May 9, 1997).

4.3 Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.2 of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.4 First Supplemental Indenture dated March 30, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.5 Second Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.6 Third Supplemental Indenture dated June 16, 1998, to Senior Indenture dated October 1, 1997, by and between Clear Channel and The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated August 27, 1998).

4.7 Form of Senior Debt Security (included in Senior Indenture filed as Exhibit 4.3).

4.8+           Form of Subordinated Indenture.

4.9 Form of Subordinated Debt Security (included in Form of Subordinated Indenture filed as Exhibit 4.8).

4.10+          Form of Junior Subordinated Indenture.

4.11 Form of Junior Subordinated Debt Security (included in Form of Junior Subordinated Indenture filed as Exhibit 4.10).

4.12 Form of Preferred Securities Certificate (included in Forms of Amended and Restated Declaration of CCCI Capital Trusts I, II, and III filed as Exhibits 4.21, 4.22, and 4.23, respectively).

4.13+          Form of Warrant Agreement.

4.14+          Form of Standard Stock Warrant Agreement Provisions.

4.15+          Certificate of Trust of CCCI Capital Trust I.

4.16+          Certificate of Trust of CCCI Capital Trust II.

4.17+          Certificate of Trust of CCCI Capital Trust III.

4.18+          Declaration of CCCI Capital Trust I.

4.19+          Declaration of CCCI Capital Trust II.

4.20+          Declaration of CCCI Capital Trust III.

4.21+          Form of Amended and Restated Declaration of CCCI Capital Trust I.

4.22+          Form of Amended and Restated Declaration of CCCI Capital Trust
               II.

4.23+          Form of Amended and Restated Declaration of CCCI Capital Trust
               III.

4.24+          Form of Pledge Agreement.

4.25+          Form of Deposit Agreement.

4.26+          Form of Stock Purchase Contract Agreement.

4.27+          Form of Guarantee of CCCI Capital Trust I.

4.28+          Form of Guarantee of CCCI Capital Trust II.

4.29+          Form of Guarantee of CCCI Capital Trust III.

5.1* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel for Clear Channel, regarding the senior debt securities, the subordinated debt securities, the junior subordinated debt securities, the preferred stock, the common stock, the warrants, the guarantees, the stock purchase contracts, and the stock purchase units.

5.2* Opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel for Clear Channel and the Clear Channel Trusts, regarding the preferred securities.

12*            Computation of Ratio of Earnings to Fixed Charges.

23.1*          Consent of Ernst & Young LLP.

23.2*          Consent of KPMG.

23.3*          Consent of KPMG LLP.

23.4*          Consent of Arthur Andersen LLP.

23.5*          Consent of PricewaterhouseCoopers LLP.

23.6*          Consent of Price Waterhouse

23.7*          Consent of Pricewaterhousecoopers LLP.

23.8 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

23.9 Consent of Morris, Nichols, Arsht & Tunnell (included in opinion filed as Exhibit 5.2).

24             Power of Attorney for Clear Channel Communications, Inc.
               (included on Signature Page).

25.1+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the senior indenture.

25.2+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the subordinated indenture.

25.3+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the junior subordinated indenture.

25.4+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust I.

25.5+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust II.

25.6+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust III.

25.7+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI Capital Trust I.

25.8+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI Capital Trust II.

25.9+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI Capital Trust III.

-------------------------

* Filed herewith.

** To be filed by subsequent Form 8-K.

+ Incorporated by reference to the exhibits of Clear Channel's Registration
   Statement on Form S-3 (Reg. No. 333-33371) dated September 9, 1997.

ITEM 17. UNDERTAKINGS

         The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Clear Channel pursuant to
         Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of Clear Channel's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsels the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 12, 1999.

                                           CLEAR CHANNEL COMMUNICATIONS, INC.


                                           By: /s/ L. LOWRY MAYS
                                              ---------------------------------
                                              L. Lowry Mays
                                              Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Clear Channel Communications, Inc., hereby constitute and appoint L. Lowry Mays, Mark P. Mays, Randall T. Mays and Herbert W. Hill, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, to sign any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to cause the same to be filed with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                   NAME                                          TITLE                               DATE
                   ----                                          -----                               ----
/s/ L. LOWRY MAYS
-------------------------------                             Chief Executive                     April 12, 1999
L. Lowry Mays                                            Officer and Director

/s/ RANDALL T. MAYS
-------------------------------                  Senior Vice President/Chief Financial          April 12, 1999
Randall T. Mays                                  Officer (Principal Financial Officer)

/s/ HERBERT W. HILL, JR.
-------------------------------                 Senior Vice President/Chief Accounting          April 12, 1999
Herbert W. Hill, Jr.                            Officer (Principal Accounting Officer)

/s/ MARK P. MAYS
-------------------------------                 President, Chief Operating Officer and          April 12, 1999
Mark P. Mays                                                   Director

/s/ B.J. McCOMBS
-------------------------------                                Director                         April 12, 1999
B.J. McCombs

/s/ ALAN D. FIELD
-------------------------------                                Director                         April 12, 1999
Alan D. Feld

/s/ THEODORE H. STRAUSS
-------------------------------                                Director                         April 12, 1999
Theodore H. Strauss

/s/ JOHN H. WILLIAMS
-------------------------------                                Director                         April 12, 1999
John H. Williams

/s/ KARL ELLER
-------------------------------                                Director                         April 12, 1999
Karl Eller

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, each of CCCI Capital Trust I, CCCI Capital Trust II and CCCI Capital Trust III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Antonio, Texas on the 12th day of April, 1999.

                                        CCCI CAPITAL TRUST I,
                                        a Delaware business trust

                                        By: CLEAR CHANNEL COMMUNICATIONS, INC.,
                                        as Depositor

                                        By: /s/ L. LOWRY MAYS
                                           -------------------------------------
                                           L. Lowry Mays
                                           Chief Executive Officer


                                        CCCI CAPITAL TRUST II,
                                        a Delaware business trust

                                        By: CLEAR CHANNEL COMMUNICATIONS, INC.,
                                        as Depositor

                                        By: /s/ L. LOWRY MAYS
                                           -------------------------------------
                                           L. Lowry Mays
                                           Chief Executive Officer


                                        CCCI CAPITAL TRUST III,
                                        a Delaware business trust

                                        By: CLEAR CHANNEL COMMUNICATIONS, INC.,
                                        as Depositor

                                        By: /s/ L. LOWRY MAYS
                                           -------------------------------------
                                           L. Lowry Mays
                                           Chief Executive Officer

                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
1.1+           Form of Underwriting Agreement (Equity).

1.2+           Form of Underwriting Agreement (Debt).

1.3**          Form of Underwriting Agreement (Preferred Securities).

1.4**          Form of Underwriting Agreement (Stock Purchase Contracts).

1.5**          Form of Underwriting Agreement (stock purchase units).

3.1+           Current Articles of Incorporation of Clear Channel.

3.2+           Second Amended and Restated Bylaws of Clear Channel.

3.3            Amendment to Clear Channel's Articles of Incorporation
               (incorporated by reference to Clear Channel's Quarterly Report on
               Form 10-Q for the quarter ended September 30, 1998).

4.1            Buy-Sell Agreement by and between Clear Channel Communications,
               Inc., L. Lowry Mays, B. J. McCombs, John M. Schaefer, and John W.
               Barger, dated May 31, 1977. (Incorporated by reference to the exhibits of the Clear Channel's registration statement on Form
               S-1 (Reg. No. 33-289161) dated April 19, 1984).

4.2            Third Amended and Restated Credit Agreement by and among Clear
               Channel Communications, Inc., NationsBank of Texas, N.A., as administrative lender, the First National Bank of Boston, as documentation agent, the Bank of Montreal and Toronto Dominion
               (Texas), Inc., as co-syndication agents, and certain other lenders dated April 10, 1997. (Incorporated by reference to the exhibits of the Clear Channel's Amendment No. 1 to the registration statement on Form S-3 (Reg. No. 333-25497) dated May
               9, 1997).

4.3            Senior Indenture dated October 1, 1997, by and between Clear
               Channel and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.2 of Clear Channel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.4            First Supplemental Indenture dated March 30, 1998, to Senior
               Indenture dated October 1, 1997, by and between Clear Channel and
               The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).

4.5            Second Supplemental Indenture dated June 16, 1998, to Senior
               Indenture dated October 1, 1997, by and between Clear Channel and
               The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated
               August 27, 1998).

4.6            Third Supplemental Indenture dated June 16, 1998, to Senior
               Indenture dated October 1, 1997, by and between Clear Channel and
               The Bank of New York, as Trustee (incorporated by reference to the exhibits to Clear Channel's Current Report on Form 8-K dated
               August 27, 1998).

4.7 Form of Senior Debt Security (included in Senior Indenture filed as Exhibit 4.3).

4.8+           Form of Subordinated Indenture.

4.9            Form of Subordinated Debt Security (included in Form of
               Subordinated Indenture filed as Exhibit 4.8).

4.10+          Form of Junior Subordinated Indenture.

4.11           Form of Junior Subordinated Debt Security (included in Form of
               Junior Subordinated Indenture filed as Exhibit 4.10).

4.12           Form of Preferred Securities Certificate (included in Forms of
               Amended and Restated Declaration of CCCI Capital Trusts I, II, and III filed as Exhibits 4.21, 4.22, and 4.23, respectively).

4.13+          Form of Warrant Agreement.

4.14+          Form of Standard Stock Warrant Agreement Provisions.

4.15+          Certificate of Trust of CCCI Capital Trust I.

4.16+          Certificate of Trust of CCCI Capital Trust II.

4.17+          Certificate of Trust of CCCI Capital Trust III.


4.18+          Declaration of CCCI Capital Trust I.

4.19+          Declaration of CCCI Capital Trust II.

4.20+          Declaration of CCCI Capital Trust III.

4.21+          Form of Amended and Restated Declaration of CCCI Capital Trust I.

4.22+          Form of Amended and Restated Declaration of CCCI Capital Trust II.

4.23+          Form of Amended and Restated Declaration of CCCI Capital Trust III.

4.24+          Form of Pledge Agreement.

4.25+          Form of Deposit Agreement.

4.26+          Form of Stock Purchase Contract Agreement.

4.27+          Form of Guarantee of CCCI Capital Trust I.

4.28+          Form of Guarantee of CCCI Capital Trust II.

4.29+          Form of Guarantee of CCCI Capital Trust III.

5.1* Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special counsel for Clear Channel, regarding the senior debt securities, the subordinated debt securities, the junior subordinated debt securities, the preferred stock, the common stock, the warrants, the guarantees, the stock purchase contracts, and the stock purchase units.

5.2* Opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel for Clear Channel and the Clear Channel Trusts, regarding the preferred securities.

12*            Computation of Ratio of Earnings to Fixed Charges.

23.1*          Consent of Ernst & Young LLP.

23.2*          Consent of KPMG.

23.3*          Consent of KPMG LLP.

23.4*          Consent of Arthur Andersen LLP.

23.5*          Consent of PricewaterhouseCoopers LLP.

23.6*          Consent of Price Waterhouse.

23.7*          Consent of PricewaterhouseCoopers LLP.

23.8 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

23.9 Consent of Morris, Nichols, Arsht & Tunnell (included in opinion filed as Exhibit 5.2).

24             Power of Attorney for Clear Channel Communications, Inc.
               (included on Signature Page).

25.1+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the senior indenture.

25.2+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the subordinated indenture.

25.3+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the junior subordinated indenture.

25.4+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust
               I.

25.5+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust
               II.

25.6+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the declaration of trust of CCCI Capital Trust
               III.

25.7+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI
               Capital Trust I.

25.8+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI
               Capital Trust II.

25.9+ Statement on Form T-1 of the eligibility of The Bank of New York, as trustee under the trust guarantee of the Clear Channel for the benefit of the holders of preferred securities of the CCCI
               Capital Trust III.


-------------------------

* Filed herewith.

** To be filed by subsequent Form 8-K.

+ Incorporated by reference to the exhibits of Clear Channel's Registration
   Statement on Form S-3 (Reg. No. 333-33371) dated September 9, 1997.